PICO Holdings, Inc.
Executive Bonus Plan

1.General

The PICO Holdings, Inc. Executive Bonus Plan (the “Plan”) is designed to provide for the payment of bonuses to John R. Hart, Maxim C.W. Webb and John T. Perri, who are each executive employees of PICO Holdings, Inc. (the “Company”). The Plan will replace and supersede any and all bonus plans or programs previously established or maintained by the Company or any of its affiliates with respect to such individuals.

2.Administration

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee will have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Committee will in every case be final and binding on all persons having an interest in the Plan.

3.Eligibility

John R. Hart, Maxim C.W. Webb and John T. Perri will be eligible to participate in the Plan and each will be considered a “Participant” for purposes of the Plan.

4.Term and Plan Year

The term of the Plan will begin on January 1, 2016 and will end on December 31, 2020 (the “Term”), unless earlier terminated pursuant to Section 9(c). The period over which performance will be measured under the Plan will be the 12-month period beginning on each January 1 and ending on each December 31 during the Term (each, a “Plan Year”).

5.Amount of Bonus Pool

The pool of funds available for the payment of bonuses under the Plan for each Plan Year (the “Bonus Pool”) will be determined by the Committee following the end of such Plan Year as follows:

(a)Sale or Other Disposal.

(i)First, with respect to all assets of the Company (each, an “Asset”) sold (or otherwise disposed of) entirely for cash during such Plan Year, the Committee will determine the net gain (the “Total Net Gain”). For purposes of the Plan (except Section 8, as applicable), “Total Net Gain” means the amount of cash for which all such Assets were sold (or otherwise disposed of), minus the following:

(1)the book value of each such Asset as of December 31, 2015, as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and reflected in the Company’s financial records as of such date; provided, however, that the Committee will have the discretion to appropriately adjust any such book value solely to the extent necessary to reflect the capitalization of costs with respect to relevant Assets as required by GAAP from time to time after December 31, 2015;

(2)any bonus paid or payable to the Company’s management for the sale (or other disposition) of each such Asset for such Plan Year, other than any bonus under the Plan (a “Sale Bonus”); and

(3)all Administrative Expenses. For purposes of the Plan, “Administrative Expenses” means salaries and other cash compensation paid to the Company’s employees and other service providers for such Plan Year other than bonuses paid under the Plan; rent paid by the Company for such Plan Year; any taxes incurred by the Company for such Plan Year in connection with the sale (or other disposition) of the relevant Assets, after application of any applicable net operating loss carryforwards; any other selling costs paid by the Company for such Plan Year in connection with the sale (or other disposition) of the relevant Assets; and all other administrative and overhead expenses paid by the Company for such Plan Year, other than those attributed to UCP, Inc. (whether net income or net loss). For clarity, Sale Bonuses shall not be double-counted as Administrative Expenses.

(ii)Second, the Committee will multiply the Total Net Gain by the Adjustment Factor, and for purposes of the Plan, such resulting amount will be the “Adjusted Total Net Gain”. For purposes of the Plan, the “Adjustment Factor” means the total amount of cash distributed (or committed to be distributed) to the Company’s shareholders with respect to the sale (or other disposition) of all Assets sold (or otherwise disposed of) during such Plan Year, divided by the total amount of cash received (after payment of all selling costs, including bankers’ fees and commissions) for which all such Assets were sold (or otherwise disposed of) during such Plan Year.

(iii)Third, the Committee will multiply the Adjusted Total Net Gain by 20%, and such resulting amount will be the Bonus Pool.

(iv)With respect to Assets sold (or otherwise disposed of) entirely for non-cash consideration, the calculation of Total Net Gain shall instead be made in the Plan Year in which such non-cash consideration is ultimately sold (or otherwise disposed of) for cash, and such non-cash consideration shall be considered an Asset for purposes of such calculation.

(v)With respect to all Assets sold (or otherwise disposed of) partially for cash consideration and partially for non-cash consideration, except as provided in this Section 5(a)(v), the calculation of Total Net Gain shall be made in the Plan Year of the initial sale (or other disposal). For purposes of such calculation, the Total Net Gain shall be apportioned between the portion of the Total Net Gain on disposal for cash consideration and the portion of the Total Net Gain on disposal for non-cash consideration based on the relative value (determined in accordance with GAAP) of the cash consideration and non-cash consideration for which the relevant Assets were sold (or otherwise disposed of). The Total Net Gain attributable to the non-cash consideration shall be deferred to the Plan Year in which the non-cash consideration is sold (or otherwise disposed of) and may be increased or decreased in value by the difference, if any, between the value of the non-cash consideration received on the initial sale (or other disposition) of the relevant Asset and the final value of the non-cash consideration (determined in accordance with GAAP) when sold (or otherwise disposed of) in a subsequent Plan Year.

(b)Direct Distribution to Shareholders.

(i)With respect to any Asset distributed directly to the Company’s shareholders (other than an Asset resulting from a previous sale or other disposal of an Asset for non-cash consideration as described above), the Committee will calculate the Total Net Gain as set forth above, except that in lieu of the amount of cash for which all such Assets were sold (or otherwise disposed of), the Committee shall utilize the value of such Asset upon such distribution, as determined in accordance with GAAP; further, the Adjustment Factor shall be 100%.

6.Allocation of Bonus Pool

The Bonus Pool will be allocated as follows: (i) 75% of the Bonus Pool will be allocated to John R. Hart; (ii) 15% of the Bonus Pool will be allocated to Maxim C.W. Webb; and 10% of the Bonus Pool will be allocated to John T. Perri.

7.Payment of Bonuses

(a)With respect to each Plan Year, a Participant will be entitled to payment of a bonus under the Plan equal to the amount allocated to such Participant in accordance with Section 6, provided that such Participant is employed by the Company on the last day of such Plan Year; provided, however, that if such Participant’s employment with the Company is terminated prior to the last day of such Plan Year, the payment of a bonus under the Plan with respect to such Plan Year, if any, shall be made in accordance with Section 8. With respect to each Plan Year, any bonuses paid in accordance with this Section 7 will be paid no later than March 15 of the calendar year following the end of such Plan Year.

(b)All bonuses under the Plan will be paid in the form of cash.

8.Termination of Employment

(a)If so provided in a written agreement between the Company and a Participant, in the event such Participant’s employment with the Company is terminated in certain circumstances, as specified in such written agreement, such Participant will be entitled to payment of a bonus under the Plan in accordance with the terms of such written agreement (including any terms regarding the payment date of such bonus) and this Section 8. In such case, the amount of such Participant’s bonus will be determined in accordance with Section 8(b).

(b)If a Participant is entitled to payment of a bonus under the Plan pursuant to Section 8(a) and the terms of a written agreement between the Company and such Participant, the amount of such bonus will be determined by the Committee as soon as practicable following such Participant’s termination of employment, but in no event later than March 15 of the calendar year following the calendar year in which such amount was no longer subject to a “substantial risk of forfeiture” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, as follows:

(i)First, with respect to all Assets sold (or otherwise disposed of) entirely or partially for cash consideration or distributed directly to the Company’s shareholders during the then-current Plan Year prior to such Participant’s termination of employment, the Committee will determine the applicable Total Net Gain in accordance with Section 5(a) or 5(b); provided, however, that such amount will be determined by the Committee based upon the Committee’s estimate of the total amount of Administrative Expenses for such Plan Year which shall then be pro-rated for the portion of the then-current Plan Year ending on such Participant’s termination of employment. In no event shall the total amount of such estimate exceed the average of Administrative Expenses for previous Plan Years, if applicable. For purposes of the Plan, such resulting amount will be the “Total Net Gain for Termination Amount”.

(ii)Second, the Committee will multiply the Total Net Gain for Termination Amount by the Adjustment Factor for Termination Amount, and for purposes of the Plan, such resulting amount will be the “Termination Amount for Sold Assets”. For purposes of the Plan, the “Adjustment Factor for Termination Amount” means the total amount of cash distributed (or committed to be distributed) to the Company’s shareholders with respect to the sale (or other disposition) of all Assets sold (or otherwise disposed of) during the then-current Plan Year prior to such Participant’s termination of employment, divided by the total amount of cash received for which all such Assets were sold (or otherwise disposed of) during the then-current Plan Year prior to such Participant’s termination of employment.

(iii)Third, the Committee will multiply the Termination Amount for Sold Assets by 20%, and such resulting amount will be the “Termination Bonus Pool”.

(iv)Fourth, the amount of any such bonus payable to a Participant entitled to such bonus as provided in Section 8(a) will be equal to a percentage of the Termination Bonus Pool corresponding to such Participant’s percentage of the Bonus Pool pursuant to Section 6.

9.Miscellaneous

(a)Withholding of Compensation. The Company will deduct and withhold from any amounts payable to Participants under the Plan any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state, local or foreign statute, law, regulation, ordinance or order.

(b)Plan Funding. The Plan will be unfunded. Nothing contained in the Plan will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any bonuses under the Plan.

(c)Amendment or Termination of the Plan. The Plan may be amended or terminated at any time prior to the end of the Term by the Committee; provided, however, that any such amendment or termination will not materially impair or adversely affect a Participant’s rights under the Plan without his written consent.

(d)No Guarantee of Continued Service. The Plan will not confer any rights upon a Participant to remain in service with the Company for any specific duration or interfere with or otherwise restrict in any way the rights of the Company to terminate a Participant’s service with the Company for any reason, with or without cause or notice.

(e)Binding Effect; No Assignment or Transfer. The Plan shall inure to the benefit of and be binding upon the Company, its successors and assigns, and each Participant and his heirs, executors and administrators. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant. Any purported assignment or transfer by any Participant will be void.

(f)Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Plan.

(g)Governing Law. The rights and obligations of any Participant under the Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.